EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF EMPIRE RESORTS, INC.

The undersigned, for the purposes of amending the Amended and Restated Certificate of Incorporation of Empire Resorts, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m., Eastern Time, on December 23, 2015.

SECOND: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141(b) of the DCGL, at a meeting of the Board held on September 30, 2015, a resolution proposing and declaring advisable the following amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of said Corporation:

ARTICLE FOURTH:

Upon the effectiveness of the amendment to the certificate of incorporation containing this sentence (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of the State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each five shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall be issued scrip in registered uncertificated form which shall entitle the holder to receive a full share of Common Stock upon the surrender of such scrip aggregating a full share and subject to such other conditions as the Board of directors may impose provided, however, such scrip shall be void if not exchanged for certificates representing uncertificated full shares on or before the 30th day following the Split Effective Time. No stockholders will receive cash in lieu of fractional shares

THIRD: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment pursuant to Section 242 of the DGCL.

FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation of Empire Resorts, Inc. to be duly executed by the undersigned this 21st day of December, 2015.

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer